UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 18, 2012

Date of Report (Date of earliest event reported)

WEBMD HEALTH CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-35337	20-2783228
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

111 Eighth Avenue

New York, New York 10011

(Address of principal executive offices, including zip code)

(212) 624-3700

(Registrant’s telephone number, including area code)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

As previously disclosed, the Registrant purchased 5,769,230 shares of its common stock (“WebMD Common Stock”) at a price of $26.00 per share pursuant to a tender offer that expired at 5:00 P.M., New York City time, on April 3, 2012. Reference is made to the Indentures referred to in the Notices attached as Exhibits 99.1 and 99.2 hereto, which Notices are incorporated by reference herein. Under the applicable provisions of the Indentures, April 18, 2012 was the end of the period for determining the amount, if any, of the adjustments to be made, as a result of the tender offer, to the respective conversion rates of the Convertible Notes issued under the Indentures, based in part on trading prices of the WebMD Common Stock during that period.

After giving effect to the adjustment, resulting from the tender offer, of the conversion rate of the Registrant’s 2.25% Convertible Notes due 2016 to 13.7502 per $1,000 principal amount set forth in Exhibit 99.1, the $400 million principal amount of 2.25% Notes that are currently outstanding are convertible, in the aggregate, into 5,500,080 shares of WebMD Common Stock. This is equivalent to a conversion price of approximately $72.73 per share.

After giving effect to the adjustment, resulting from the tender offer, of the conversion rate of the Registrant’s 2.50% Convertible Notes due 2018 to 15.3223 shares per $1,000 principal amount set forth in Exhibit 99.2, the $400 million principal amount of 2.50% Notes that are currently outstanding are convertible, in the aggregate, into 6,128,920 shares of WebMD Common Stock. This is equivalent to a conversion price of approximately $65.26 per share.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed herewith:

Exhibit Number	Description

99.1	Notice of Conversion Rate Adjustment, dated April 19, 2012, in respect of the Registrant’s 2.25% Convertible Notes due 2016

99.2	Notice of Conversion Rate Adjustment, dated April 19, 2012, in respect of the Registrant’s 2.50% Convertible Notes due 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WEBMD HEALTH CORP.

Dated: April 20, 2012	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

EXHIBIT INDEX

Exhibit Number	Description

99.1	Notice of Conversion Rate Adjustment, dated April 19, 2012, in respect of the Registrant’s 2.25% Convertible Notes due 2016

99.2	Notice of Conversion Rate Adjustment, dated April 19, 2012, in respect of the Registrant’s 2.50% Convertible Notes due 2018